[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM USA-CAN Director & Executive
Program Objective
All team members and leaders play a vital role in helping Savers achieve our core purpose. The SSC Bonus Program is one way that we recognize and reward the day-to-day contributions that SSC team members make toward our success.

Annual Bonus Opportunity
•The annual bonus target for eligible team members is a percentage (%) of base salary effective on the last day of the calendar year of the performance period, also considered the last day of the bonus plan year. The plan year for bonus eligibility is the calendar year that coincides with fiscal performance.
•[Bonus target is split between cash and equity for eligible roles.] Your manager, PSM or compensation can provide details for your position’s bonus target.
•[For roles eligible, equity is awarded in RSUs as a dollar value and will be converted into # shares at the time of the award. Please see the section “Bonus Calculation & Payment” for additional information.]
•The individual bonus target for each eligible role is tied to job level. If a team member moves into a job with a different bonus target during the calendar year, the annual bonus will be pro-rated based on the number of days during the calendar year in each eligible position at each target rate and applicable salary.
Team Member Eligibility
•The performance period for bonus eligibility is the calendar year that coincides with financial performance.
•All bonus eligibility is based on each team member’s official employment record in the HR system of record. Management is responsible for the accuracy and timely maintenance of these records.
•The bonus opportunity will be prorated based upon the number of days they are in the eligible role and meet the eligibility requirements.
•Eligible Roles: Temporary team members, contractors and consultants are not eligible for the SSC bonus.
•New Hires, Promotions, Transfers, Demotions: Bonuses will be pro-rated based on the number of calendar days in a bonus eligible role during the calendar year. The new bonus opportunity will be applied effective and prorated based on the date of the change. If a team member has two or more different bonus levels during the plan year based on eligibility changes, the salary and role in effect on the last day of each bonus level will determine the bonus target and bonus metrics for that period of time. The year-end result for each metric is determined and prorated accordingly based on length of time in each eligible role.
•Leaves of Absence (LOA): If cumulative LOA days during the plan year exceed 182 days (approximately 6 months), the bonus will be prorated based on the total number of days the team member was not actively at work. For the USA and Canada, time not actively at work is designated by LOA status in the HR system of record.
•Team members must be employed at the time of bonus payment to be eligible for the bonus unless otherwise required by law. Team members who resign from their employment before the bonus is paid are not entitled to the bonus. In Canada, if a team member’s employment is terminated by the Company, and if the bonus payout date falls within the minimum statutory notice period they are entitled to upon termination, pursuant to applicable employment standards legislation, then they are considered actively employed and eligible for the bonus.

Effective January 1, [YEAR]

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Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.
Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM USA-CAN Director & Executive
Bonus Metrics
•The SSC bonus payout is determined by the annual measurement of adjusted EBITDA against target, as provided by finance. EBITDA stands for Earnings Before Interest, Tax, Depreciation and Amortization. The achievement percentage against target corresponds to a payout percentage on the payout scale and begins to pay out at [__]% of the annual EBITDA target.
•Adjusted EBITDA is defined by Savers as [net income excluding the impact of interest expense, net income tax (benefit) expense, depreciation and amortization, loss on extinguishment of debt, stock-based compensation expense, lease intangible asset expense, transaction costs, dividend-related bonuses, (gain) loss on foreign currency, and certain other adjustments].

Bonus Calculation & Payment
•The Compensation team will calculate the bonuses after annual financial results are finalized and audited, applying the rules listed under Team Member Eligibility and using the HR system of record.
•The maximum total bonus achievable under this plan is [___]% of your individual bonus target. Please see the EBITDA payout scale on the last page of this document for details.
•[The total bonus earned will be split between the ratio of the target cash bonus and the target equity bonus based on the team member’s role to determine the cash bonus earned and the equity bonus earned.]
•[Equity bonuses will be granted in the form of Restricted Stock Units (RSUs) with a one-year cliff vesting and are subject to the terms of the Omnibus RSU Grant Agreement and the Omnibus Incentive Plan. The number of units granted shall be determined by dividing the equity bonus earned by the closing price of the stock on the day of the grant.]
•[The RSU Grant Agreement shall provide for full acceleration of vesting in the event of the participant’s voluntary retirement provided the attainment of age 55 and 10 years of service as of the date of retirement.]
•The bonus may be paid entirely in cash, entirely in equity incentive awards (in a form determined by Savers, including applicable vesting and forfeiture terms) or a combination thereof, as determined by Savers in its sole discretion. The portion of a bonus that is paid in cash, if any, will be paid no later than March 15 of the year following the performance period. The portion of a bonus that is granted in an equity incentive award, if any, will be granted, subject to the approval of Savers’ Board of Directors or the Compensation Committee thereof, at or around the time the cash portion of the bonus is paid with respect to the same fiscal year. Savers may set forth additional terms relating to an eligible team member's bonus for one or more fiscal years, as determined by Savers in its sole discretion, in a participation letter to such team member with respect to such fiscal year(s).

Effective January 1, [YEAR]

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Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.
Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.

[YEAR] STORE SUPPORT CENTER (SSC) BONUS PROGRAM USA-CAN Director & Executive

EBITDA Payout Scale
% Plan	% Payout
[__]	[__]

Effective January 1, [YEAR]

Page 3 of #NUM_PAGES#

Eligibility rules, job level and location information in all situations is subject to final interpretation by the Compensation department.
Savers reserves the right to re-evaluate or change plan parameters and/or cancel the plan as dictated by business objectives.